Exhibit 23.4

                                  July 11, 2006

El Capitan Precious Metals Inc.
Suite 216
14301 N. 87th Street
Scottsdale, AZ 85260

Gentlemen:

      The undersigned hereby consents to the use in this Registration Statement of El Capitan Precious Metals, Inc. on Form SB-2 of the reference to the undersigned in the sections entitled "Business" and "Experts".

      I also confirm that I have read each of the references to me in the Registration Statement and concur with such statements. In giving this consent, the undersigned does not admit that he is within the category of persons whose consent is required by Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission.

                                        Sincerely,


                                        /s/ Clyde Smith
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                                        Clyde Smith